                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                 AMENDMENT NO. 3
                                       TO
                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (Rule 13d-101)

                             ----------------------

                            LNR PROPERTY CORPORATION
                                (Name of Issuer)

                           --------------------------

                     COMMON STOCK, PAR VALUE $0.10 PER SHARE
                         (Title of Class of Securities)

                           --------------------------

                                    501940100
                                 (CUSIP Number)

                           --------------------------

                            DAVID W. BERNSTEIN, ESQ.
                             CLIFFORD CHANCE US LLP
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                           --------------------------

                                 MARCH 22, 2004
             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

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-------------------                                           ------------------
CUSIP No. 501940100                   13D                     Page 2 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

           MFA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         SOURCES OF FUNDS

           NOT APPLICABLE
--------------------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEM 2(d) OR 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF    8.  SHARED VOTING POWER
    SHARES
 BENEFICIALLY       7,855,297
   OWNED BY     ----------------------------------------------------------------
     EACH       9.  SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH   ----------------------------------------------------------------
                10. SHARED DISPOSITIVE POWER

                    7,855,297
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,855,297
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           26.9%
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON

           PN
--------------------------------------------------------------------------------

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-------------------                                           ------------------
CUSIP No. 501940100                   13D                     Page 3 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

           LMM FAMILY CORP.
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         SOURCES OF FUNDS

           NOT APPLICABLE
--------------------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEM 2(d) OR 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF    8.  SHARED VOTING POWER
    SHARES
 BENEFICIALLY       9,304,497
   OWNED BY     ----------------------------------------------------------------
     EACH       9.  SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH   ----------------------------------------------------------------
                10. SHARED DISPOSITIVE POWER

                    9,304,497
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,304,497
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           31.8%
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON

           CO
--------------------------------------------------------------------------------

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-------------------                                           ------------------
CUSIP No. 501940100                   13D                     Page 4 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

           MARITAL TRUST I CREATED UNDER AMENDED AND RESTATED REVOCABLE TRUST AGREEMENT DATED JUNE 8, 2001
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         SOURCES OF FUNDS

           NOT APPLICABLE
--------------------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEM 2(d) OR 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION

--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF    8.  SHARED VOTING POWER
    SHARES
 BENEFICIALLY       9,304,497
   OWNED BY     ----------------------------------------------------------------
     EACH       9.  SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH   ----------------------------------------------------------------
                10. SHARED DISPOSITIVE POWER

                    9,304,497
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,304,497
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           31.8%
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON

           OO
--------------------------------------------------------------------------------

                               Page 4 of 12 Pages

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-------------------                                           ------------------
CUSIP No. 501940100                   13D                     Page 5 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

           THE MILLER CHARITABLE FUND, L.P.
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         SOURCES OF FUNDS

           NOT APPLICABLE
--------------------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEM 2(d) OR 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF    8.  SHARED VOTING POWER
    SHARES
 BENEFICIALLY       1,449,200
   OWNED BY     ----------------------------------------------------------------
     EACH       9.  SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH   ----------------------------------------------------------------
                10. SHARED DISPOSITIVE POWER

                    1,449,200
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,449,200
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           5.0%
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON

           PN
--------------------------------------------------------------------------------

                               Page 5 of 12 Pages

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ITEM 5. INTEREST IN SECURITIES OF ISSUER.

Item 5 is amended by adding at the end of the text responding to paragraphs (a) and (b) the following:

         On March 22, 2004, the Partnership transferred 333,333 shares of common stock to The L.M. Jeffrey Miller Irrevocable Trust u/a 6/25/98. Therefore, for purposes of Section 13 under the Securities Exchange Act of 1934, as amended,
(i) the Partnership is the beneficial owner, with shared voting and dispositive power, with regard to a total of 7,855,297 shares of common stock of the Company, (ii) the Fund is the beneficial owner, with shared voting and dispositive power, with regard to a total of 1,449,200 shares of common stock of the Company, and (iii) each of the Corporation and Marital Trust I is the beneficial owner, with shared voting and dispositive power, with regard to a total of 9,304,497 shares of common stock of the Company. Stuart Miller, who also is the beneficial owner of those 9,304,497 shares of common stock of the Company, has reported his ownership on a separate Schedule 13D.

         Giving effect to the conversion into common stock of all the shares of Class B Common Stock beneficially owned, respectively, by the Partnership, the Fund, the Corporation and Marital Trust I, and based upon the information as to outstanding shares contained in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2003 (19,924,051 shares of common stock), (i) the shares of common stock of which the Partnership is the beneficial owner constitute 26.9% of the outstanding shares of common stock, (ii) the shares of common stock of which the Fund is the beneficial owner constitute 5.0% of the outstanding shares of common stock, and (iii) the shares of common stock of which each of the Corporation and Marital Trust I is the beneficial owner constitute 31.8% of the outstanding shares of common stock.

         Each share of Class B Common Stock entitles the holder to cast 10 votes, while each share of common stock entitles the holder to cast one vote. Therefore, the 9,304,497 shares of Class B Common Stock with regard to which the Corporation and Marital Trust I have shared voting power entitles the holder to cast a total of 93,044,970 votes, which is 79.1% of all the votes that may be cast at a meeting of the Company's stockholders.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

         Exhibit A - - Amended Joint Filing Agreement dated March 24, 2004.

                               Page 6 of 12 Pages

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                                    SIGNATURE

After reasonable inquiry and to the best of knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 24, 2004

                                   MARITAL TRUST I UNDER LEONARD MILLER
                                   AMENDED AND RESTATED REVOCABLE TRUST
                                   AGREEMENT DATED JUNE 8, 2001

                                   By /s/ Stuart A. Miller
                                     --------------------------
                                      Stuart A. Miller, Trustee

                                   LMM FAMILY CORPORATION

                                   By /s/ Stuart A. Miller
                                     --------------------------
                                      Stuart A. Miller, President

                                   MFA LIMITED PARTNERSHIP
                                    By LMM FAMILY CORPORATION, General Partner

                                   By /s/ Stuart A. Miller
                                     --------------------------
                                      Stuart A. Miller, President

                                   THE MILLER CHARITABLE FUND, L.P.
                                   By: LMM Family Corp.
                                       its Sole General Partner

                                   By /s/ Stuart A. Miller
                                     --------------------------
                                      Name:  Stuart A. Miller
                                      Title: President

                               Page 7 of 12 Pages